Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS
March 5, 2013 OTCQB: WFCF

Where Food Comes From®, Inc. Reports Continued Profitable Growth for 2012 Fourth Quarter and Full Year

Revenue up 25% in fourth quarter to record $1.3 million from $1.0 million

Revenue up 24% for full year to record $5.3 million from $4.2 million

Company maintains solid profitability while increasing investment in Where Food Comes From® labeling program

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced record revenue and continued profitability for its fourth quarter and full year ended December 31, 2012.

“2012 was an excellent year for Where Food Comes From,” said John Saunders, Chairman and CEO. “In terms of financial highlights, we reported our 11th consecutive quarter of year-over-year revenue growth and our 12th consecutive quarter of profitability; and we closed the year with $1.4 million in cash and cash equivalents and $1.7 million in working capital.  In addition, we advanced our Where Food Comes From labeling program by adding two key customers in the restaurant space during the year and doubling our revenue in this service offering year-over-year.  And finally, we broadened our solutions portfolio with the acquisition of controlling interest in International Certification Services (ICS), a leader in organic and gluten free verification.

“Looking forward, we expect to augment continued organic growth with selective acquisitions that complement or strengthen our existing services portfolio,” Saunders added.   “While we will emphasize and support our legacy verification solutions, the opportunity for exponential growth is clearly associated with our Where Food Comes From labeling initiative, where we have only scratched the surface. Although a small contributor to overall revenue at present, the Where Food Comes From program has the potential to dominate our revenue mix over the next several years as food distributors, retailers and restaurants respond to industry trends and consumer demands for more transparency.  With high barriers to entry, we are confident that Where Food Comes From will maintain – and extend – its industry leadership.”

Fourth Quarter Results
Revenue in the fourth quarter increased 25% to a record $1,289,700 from revenue of $1,035,400 in the fourth quarter of 2011. It was the Company’s 11th consecutive quarter of year-over-year revenue growth.  Verification services revenue increased 31% to $1,073,000 from $817,000 in the same quarter last year.  This increase was attributable to the addition of revenue from ICS’ organic and gluten free services, which offset a decline in the Company’s core age and source verification revenue due to changes in Japanese export market requirements.  Also offsetting that decline was increased revenue from the Company’s Non-Hormone Treated Cattle (NHTC) and Verified Natural Beef (VNB) programs.  Hardware revenue in the fourth quarter, consisting primarily of cattle identification tags, decreased 3% year-over-year to $183,100 from $189,100 due to lower age and source verification activity.  Other revenue, primarily consisting of fees from the Where Food Comes From labeling program, grew 15% year-over-year to $33,600 from $29,300.

Gross profit in the fourth quarter increased to $700,100 from $547,900 in the fourth quarter last year based on higher revenue. As a percent of revenue, fourth quarter gross profit increased to 54% from 53% year over year.

Selling, general and administrative expense in the fourth quarter increased 30% year over year to $585,600 from $451,000.

Net income attributable to Where Food Comes From, Inc. in the fourth quarter was $140,300, or $0.01 per share, down from net income of $306,100, or $0.01 per share, in the fourth quarter last year. It was the Company’s 12th consecutive profitable quarter.  The lower year over year net income was due to the fact that in the fourth quarter of 2011 the Company recognized a tax benefit of $224,400 related to the release of the valuation allowance on its deferred tax assets – while in the fourth quarter of 2012 the tax benefit was significantly lower at $28,500.

Full Year Results
Full year 2012 revenue increased 24% to a record $5,261,400 from $4,232,700 in 2011.  Verification revenue grew 30% to $4,328,300 from $3,329,600 year over year, reflecting the addition of ICS services revenue.  Hardware revenue declined 4% to $809,100 from $843,100 a year ago.  Revenue from Where Food Comes From and other sources more than doubled year over year to $124,000 from $60,000.

Gross profit for the full year grew to $2,830,000, or 54% of revenue, from gross profit of $2,348,400, or 56% of revenue, in 2011.

Selling, general and administrative expense increased 41% in 2012 to $2,341,700 from $1,671,800, due primarily to investments in the Where Food Comes From program, the ICS expense base, and to increased headcount to support various marketing initiatives.

Net income attributable to Where Food Comes From in 2012, inclusive of an income tax benefit of $391,500, was $870,400, or $0.04 per basic and diluted share, versus net income of $864,500 (including a tax benefit of $224,400), or $0.04 per basic and diluted share, in 2011.

Balance Sheet Highlights
Cash and cash equivalents and short-term investments at December 31, 2012, totaled $1.4 million, up from $1.3 million at 2011 year-end.  Working capital increased to $1.7 million from $1.5 million year over year.

Conference Call and Webcast
The Company will conduct a conference call today at 2:30 p.m. Mountain Time.

The call-in numbers for the conference call:
Domestic Toll Free: 1-800-762-8779
International: 1-480-629-9645
Conference Code: 4604242

Listen to the “live” Webcast:
Go to www.imiglobal.com and click “Investor Relations” at lower left on home page.  Then click the Conference Call microphone icon.  A replay of the webcast will be available through April 5, 2013.

Phone replay:
A telephone replay of the conference call will be available through April 5, 2013, as follows:
Domestic Toll Free: 1-800-406-7325
International: 1-303-590-3030
Conference Code: 4604242

About Where Food Comes From, Inc.
Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s leading provider of third-party identification, verification and traceability solutions for the livestock and agricultural industries.  The Company supports more than 6,000 ranchers, farmers, feed yards, meatpackers, food retailers and restaurants with a wide range of solutions, including its USVerified™ brand – the industry standard for USDA Process Verified (PVP) programs – which annually verifies marketing claims for approximately one half of all U.S. beef exports; Where Food Comes From®, a unique retail and restaurant labeling program that connects consumers directly to the source of the food they purchase; and various organic and gluten free certification solutions through its International Certification Services (ICS) subsidiary.  Go to www.IMIGlobal.com and www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about expectations to grow organically and through acquisition; industry leadership; potential for exponential growth of the Where Food Comes From program; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors.  Financial results for the third quarter and nine-month period are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Where Food Comes From, Inc.
Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Service revenues	$1,073,011	$816,964	$4,328,277	$3,329,615
Product sales	183,098	189,098	809,084	843,098
Other revenues	33,631	29,325	124,006	60,036
Total revenues	1,289,740	1,035,387	5,261,367	4,232,749
Costs of revenues
Labor and other costs of services	457,156	361,748	1,844,655	1,282,342
Costs of products	132,488	125,695	586,767	602,049
Total costs of revenue	589,644	487,443	2,431,422	1,884,391
Gross profit	700,096	547,944	2,829,945	2,348,358
Selling, general and administrative expenses	585,621	450,996	2,341,665	1,671,835
Income from operations	114,475	96,948	488,280	676,523
Other expense (income):
Interest expense	6,168	7,044	25,929	29,539
Loss (gain) on sale of marketable securities	263	13,597	(11,892)	13,597
Gain on disposal of property and equipment	(3208)	—	(3208)	—
Other income, net	(330)	(5478)	(4239)	(6715)
Income before income taxes	111,582	81,785	481,690	640,102
Income tax benefit	(28,506)	(224,350)	(391,478)	(224,350)
Net income	140,088	306,135	873,168	864,452
Net income attributable to
non-controlling interest	253	—	(2,810)	—
Net income attributable to Where Food
Comes From, Inc.	$140,341	$306,135	$870,358	$864,452
Net income per share:
Basic	$0.01	$0.01	$0.04	$0.04
Diluted	$0.01	$0.01	$0.04	$0.04
Weighted average number of common
shares outstanding:
Basic	21,243,745	20,575,281	20,943,966	20,674,739
Diluted	21,868,596	21,070,352	21,678,858	21,008,549

Where Food Comes From, Inc.
Balance Sheets
ASSETS	December 31,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$1,403,489	$969,020
Accounts receivable, net	377,072	226,760
Investment in marketable securities	—	283,511
Prepaid expenses and other current assets	80,189	36,776
Deferred tax assets	242,944	224,350
Total current assets	2,103,694	1,740,417
Property and equipment, net	146,563	57,354
Intangible assets, net	303,810	9,205
Goodwill	532,997	—
Long-term deferred tax assets	277,177	—
Total assets	3,364,241	1,806,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$134,913	$148,384
Accrued expenses and other current liabilities	58,808	42,960
Customer deposits	27,478	—
Deferred revenue	139,022	—
Short-term debt and current portion of notes payable	22,873	25,644
Current portion of capital lease obligations	5,506	—
Total current liabilities	388,600	216,988
Capital lease obligations, net of current portion	14,981	—
Notes payable and other long-term debt	191,106	176,201
Notes payable, related party	200,000	250,000
Total liabilities	794,687	643,189
Stockholders’ equity:
Common stock	21,837	21,049
Additional paid-in capital	3,668,556	3,416,343
Treasury stock	(121,294)	(109,014)
Accumulated other comprehensive loss	—	(6,693)
Accumulated deficit	(1,287,540)	(2,157,898)
Total stockholders’ equity	2,281,559	1,163,787
Non-controlling interest	287,995	—
Total Where Food Comes From equity	2,569,554	1,163,787
Total liabilities and stockholders’ equity	$3,364,241	$1,806,976